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                                                                   EXHIBIT 10.16

[UNITED SAVINGS LETTERHEAD]

                                  May 10, 1991





Mr. Leslie H. Green
764 Colony Circle
Pittsburgh, Pennsylvania 15243

Dear Mr. Green:

         We write to set forth our agreement with respect to your employment with United Savings Association of Texas FSB (the "Company"). The terms and conditions of this letter shall be effective as of the date you actually began employment with the Company (the "Commencement Date"), which shall be no later than June 3, 1991.

         1. Your title will be Senior Vice President of the Company. You will act as the Director of Systems and Operations. You will have such other duties as the President or the Board of Directors of the Company (the "Board") may assign to you from time to time. Any additional assignments will be consistent with your position as Director of Systems and Operations. Your authority shall be subject at all times to the direction of the President and the Board.

         2. Of course, you shall use your best professional efforts, skills, and abilities in the performance of your services and you shall not take part in activities detrimental to the best interests of the Company. You agree to faithfully and diligently contribute to maintaining and improving the performance and the professional reputation of the Company. Because of the importance and sensitivity of your role in the Company, your position with the Company shall require your full-time business and professional time, attention, and energies. Given your position of trust and confidence, you shall treat as confidential and shall not, without prior written authorization from the President or the Board, directly or indirectly disclose to any person, firm, association, or corporation or use for your own benefit or gain any confidential, privileged, or secret information relating to the business of the Company, whether during the period of your employment with the Company or thereafter.


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         3.      As full compensation for your services to be rendered
                 hereunder and in consideration of your representations and covenants set forth herein, you shall receive:

                 (a) For the twelve months following the date you actually begin your employment with the Company (the "Commencement Date"), you will be paid a salary according to the Company's normal payroll practices at an annual rate of One Hundred Fifty Five Thousand dollars ($155,000.00). After the first anniversary of the Commencement Date, your salary will be set by the President and the Board.

         4. It is anticipated that the Company will set up a discretionary incentive bonus pool. Any payment to you out of that pool would be in the sole discretion of the Company.

         5. The Company will provide you with such additional non-salary benefits, such as life, disability, and health insurance as are granted to the Company's employees generally.

         6. Your employment will be on an at-will basis. If the Company terminates your employment without cause prior to the first anniversary of the Commencement Date, you shall receive the base salary provided for in paragraph 3(a) accrued to the date of such termination plus nine (9) months salary at the annual rate set forth in paragraph 3(a) payable to you on the normal payroll distribution dates of the Company. You shall have no other rights to any compensation or benefits hereunder.

         7. If you are terminated for cause (cause shall mean any reason that is not arbitrary, capricious, unjustified, or discriminatory) or for any of the matters or reasons set forth in 12 C.F.R. Section 563.39(b) (copy attached) or if you voluntarily resign prior to the first anniversary of the Commencement Date, you shall receive the base salary provided for in paragraph 3(a) accrued to the date of such termination or resignation. You shall have no other rights to any compensation or benefits hereunder.

         8. Any controversy, claim, or dispute arising out of or relating to this agreement or your employment with the Company shall be resolved solely and exclusively by binding arbitration before, and in accordance with, the commercial rules, then obtaining, of the American Arbitration Association located in Houston, Texas, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The laws of the State of Texas govern this agreement and your employment relationship with the Company.
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         9.      So long as you are employed hereunder, you will be provided the following relocation assistance:

                  (a) Shipment of your personal household goods from Pittsburgh to Houston, including packing/unpacking services and full replacement value insurance coverage;

                  (b)     Shipment of one automobile, if necessary;

                  (c) Temporary living in a corporate apartment for up to 90 days;

                  (d) Up to six return trips to Pittsburgh during the 90 days temporary living period, with a total cost not to exceed $4,000;

                  (e) Reasonable and customary closing costs on the sale of your personal residence in Pittsburgh and the purchase of your personal residence in Houston
                          (items reimbursed include realtors' fees (maximum 6%) on the sale of your residence, but exclude escrow, tax, and insurance costs);

                   (f) Reasonable travel costs for you and your spouse incurred in connection with your final move to Houston;

                   (g) A tax equalization payment (not to exceed $5,000), calculated in the discretion of the Company, on the amount of relocation assistance payments made to you or on your behalf in excess of IRS deductible limits; and

                   (h) If you are unsuccessful in selling your personal residence in Pittsburgh after 4 months from the Commencement Date, the Company will arrange for a third-party purchase of your residence at the appraised market value accepted by the Company.

10. In the event you are terminated for cause or if you voluntarily resign prior to the first anniversary of the Commencement Date, you will be obligated to reimburse the Company for the payments made to you or on your behalf as provided for in paragraph 9.

11. This agreement constitutes the entire agreement between you and the Company. It is not effective unless signed by both parties in the spaces indicated below and it can be modified only in a writing signed by both parties.
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      We are delighted that you have chosen to join us and help us build the
Company into a premier financial institution.

                                        Sincerely,

                                        UNITED SAVINGS ASSOCIATION OF TEXAS FSB



                                        By: /s/ BARRY C. BURKHOLDER
                                            -----------------------------------
                                            Barry C. Burkholder
                                            President and CEO

Accepted and Agreed



By:  /s/ LESLIE H. GREEN
     -----------------------------
     Leslie H. Green



Date:    May 15, 1991
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cc:    Karen Hartnett